Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson
CFO	President
China Biologic Products, Inc.	CCG Investor Relations
Tel: +86-538- 6202206	Tel: +1-646-213-1915 (NY office)
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgir.com

For Immediate Release

China Biologic Products Establishes Audit Committee and Appoints
Three New Independent Directors to Board of Directors

Taian City, Shandong Province, PRC – July 30, 2008 – China Biologic Products, Inc. (CBPO.OB) (“CBP,” or the “Company”), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China (“PRC”), today announced that, effective July 24, 2008, it has appointed Mr. Sean Shao, Dr. Jie Gan, and Dr. Tong-Jun Lin, to serve as independent members of its Board of Directors, and that it has established an Audit Committee comprised of the new directors.

Mr. Chao Ming Zhao and Mr. Guangli Pang resigned as directors of the Company on the same date, to facilitate the appointment of the new independent directors.  Mr. Zhao will continue to fulfill his role as CBP’s Chief Executive Officer.

“We are delighted to add Mr. Shao, Dr. Gan and Dr. Lin to our Board of Directors and as members of our Audit Committee, and to have Mr. Shao serve as our Audit Committee Chair,” said Mr. Chao Ming Zhao, the Company’s CEO. “They each bring to CBP a wealth of knowledge, industrial expertise and experience working with leading public companies in both North America and China. Their addition to our Board of Directors is the first step in the implementation of our new corporate governance policy, as we continue to expand our business and pursue our commercial objectives.”

Mr. Sean Shao has been appointed to serve as the Chairman of CBP’s Audit Committee. He brings to CBP over thirteen years of experience in financial and operational management in publicly held and private-owned companies.  For the past four years Mr. Shao has served as chief financial officer of Trina Solar Limited, ChinaEdu Corporation, a Chinese educational service provider, and Watchdata Technologies Ltd., a Chinese security software company.  Prior to this, Mr. Shao served six years as a senior manager at Deloitte Touche Tohmatsu Beijing and three years with Deloitte & Touche Toronto. Mr. Shao received his master’s degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982. Mr. Shao holds a CPA license of American Institute of Certified Public Accountants.

Dr. Jie Gan has been appointed to serve as a member of CBP’s audit committee. She brings to CBP strong financial consulting experiences.  She serves as an associate professor with tenure in the Department of Finance at the Hong Kong University of Science and Technology.  Her areas of research expertise include pharmaceutical company valuation in the areas of accounting statements, cash flow forecasts, and cost of capital estimations.  Dr. Gan received her PhD in Financial Economics from the Massachusetts Institute of Technology and her Bachelor’s degree from Nanjing University in China.

Dr. Tong Jun Lin has been appointed to serve as a member of CBP’s audit committee. He has over 20 years of medical research experience.  He is an associate professor with tenure in the Departments of Microbiology and Immunology and Pediatrics at the Dalhousie University.  Dr. Lin has been involved in the studies of immunological mechanisms in the host defense against microbial pathogens and allergens. Dr. Lin received his MD (1984) from The First Military Medical University in Guangzhou, China and PhD (1990) degree from the Institute of Materia Medica Chinese Academy of Medical Sciences in Beijing, China. He received his post-doctoral training at the University of Alberta, Duke University and Dalhousie University.

About China Biologic Products, Inc.

Through its indirect majority-owned subsidiary Shandong Taibang Biological Products Co. Ltd., China Biologic Products, Inc. (the “Company”), is principally engaged in the research, development, production and manufacturing and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. The Company’s human albumin products are mainly used to increase blood volume and its immunoglobulin products are used for the treatment and prevention of diseases.

Safe Harbor Statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the significance of the Company’s appointment of the new independent directors and the establishment of the Audit Committee; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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